AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON  APRIL  8,  2004
                                                REGISTRATION NO. _______________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                FONEFRIEND, INC.
                                ----------------
             (Exact name of Registrant as specified in its charter)

              Delaware                                         33-0611753
              --------                                         ----------
   (State  or  other  jurisdiction  of                       (IRS  Employer
     incorporation  or  organization)                      Identification  No.)

                          14545 Friar Street, Suite 103
                          -----------------------------
                           Van Nuys, California 91411
          (Address of Principal Executive Offices, including ZIP Code)


                   2004 Non-Qualified Stock Compensation Plan
                            (Full title of the plan)

                            The Company Corporation
                            -----------------------
                        2711 Centerville Road, Suite 400
                              Wilmington, DE 19808
                    (Name and address of agent for service)

                                 (800) 818-0204
                                 --------------
          (Telephone number, including area code, of agent for service)

                             Harold H. Martin, Esq.
                      Law Offices Of Harold H. Martin, P.A.
                         17111 Kenton Drive, Suite 204B
                        Cornelius, North Carolina 28031
                        --------------------------------
                            (All Communications To)



                        CALCULATION OF REGISTRATION FEE


TITLE OF                           PROPOSED       PROPOSED
SECURITIES         AMOUNT OF       MAXIMUM        MAXIMUM       AMOUNT OF
TO BE                SHARES        OFFERING       AGGREGATE     REGISTRATION
REGISTERED      TO BE REGISTERED   PRICE PER      OFFERING      FEE
                                   SHARE          PRICE(1)
----------      ----------------   ---------      ---------     ------------


$.001 par value
common stock           4,000,000   $ .14 (1)      $ 560,000        $ 70.95

$.001 par value        2,000,000   $ .14 (1)      $ 280,000        $ 35.48
common stock
underlying stock
options

TOTALS                 6,000,000                  $ 840,000        $106.43



(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of April 5, 2004.


                                   PROSPECTUS

                                FoneFriend, Inc.

                        6,000,000 Shares of Common Stock

     This prospectus relates to the offer and sale by FoneFriend, Inc., a Delaware corporation, of 6,000,000 shares of its $.001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with FoneFriend, Inc. pursuant to the 2004 Non-Qualified
Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan, FoneFriend, Inc. is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 4,000,000 shares of common stock and 2,000,000 options to purchase shares of common stock, for a total registration and issuance of 6,000,000 shares of common stock.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of FoneFriend, Inc. within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Approximately 75% of the common stock and options will be offered for sale to "affiliates" of FoneFriend, Inc. An affiliate is summarily, any director, executive officer or controlling shareholder of FoneFriend, Inc. or any one of its subsidiaries. An "affiliate" of FoneFriend, Inc. is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The common stock is traded on the OTC Bulletin Board under the symbol "FFRD."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The  date  of  this  prospectus  is  April  8,  2004


     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by FoneFriend, Inc. with the Commission are qualified in their entirety by reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: FoneFriend, Inc., 14545 Friar Street, Suite 103, Van Nuys, California 91411. FoneFriend, Inc.'s telephone number is (818) 376-1616.

     FoneFriend, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by FoneFriend, Inc. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by FoneFriend, Inc. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of FoneFriend, Inc. since the date hereof.




                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                     6

Item  1.  The  Plan  Information                                               6

Item  2.  Registrant Information and Employee Plan Annual Information          9

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                       10

Item  3.  Incorporation  of  Documents  by  Reference                         10

Item  4.  Description  of  Securities                                         10

Item  5.  Interests  of  Named  Experts  and  Counsel                         10

Item  6.  Indemnification  of  Officers,  Directors, Employees and Agents     11

Item  7.  Exemption  from  Registration  Claimed                              11

Item  8.  Exhibits                                                            11

Item  9.  Undertakings                                                        12

SIGNATURES                                                                    14

EXHIBIT  INDEX                                                                15




PART  1

                    INFORMATION REQUIRED IN THE SECTION 10(A)

                                   PROSPECTUS

ITEM  1.  THE  PLAN  INFORMATION.

THE  COMPANY

     FoneFriend, Inc. has its principal executive offices at 14545 Friar Street, Suite 103, Van Nuys, California 91411. FoneFriend, Inc.'s telephone number is
(818)  376-1616.

PURPOSE

     FoneFriend, Inc. will issue common stock and award options to employees, directors, officers, consultants, advisors and other persons associated with FoneFriend, Inc. pursuant to the Stock Plan, which has been approved by the Board of Directors of FoneFriend, Inc. The Stock Plan is intended to provide a method whereby FoneFriend, Inc. may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in FoneFriend, Inc.'s business and future prosperity, thereby advancing the interests of FoneFriend, Inc. and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON  STOCK  AND  OPTIONS

     The Board has authorized the issuance of 4,000,000 shares of the common stock and 2,000,000 options to purchase the common stock at the fair market value thereof to certain of the above-mentioned persons upon effectiveness of this registration statement.

NO  RESTRICTIONS  ON  TRANSFER

     Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock. Recipients of options will become the record and beneficial owner of said options and have the right to exercise them at a price equal to the fair market value per share of the underlying shares of common stock and receive such shares of common stock.

TAX  TREATMENT  TO  THE  RECIPIENTS

     The common stock and options are not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares and options are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares and the options on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his tax advisors on this matter.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by FoneFriend, Inc. for federal income tax purposes in the taxable year of FoneFriend, Inc. during which the recipient recognizes income.

RESTRICTIONS  ON  RESALE

     In the event that an affiliate of FoneFriend, Inc. acquires shares of common stock or options hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to FoneFriend, Inc. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. FoneFriend, Inc. has agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: FoneFriend, Inc., 14545 Friar Street, Suite 103, Van Nuys, California 91411. The telephone number is (818) 376-1616.


PART  II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by FoneFriend, Inc., a Delaware corporation (the "Company"), are incorporated herein by reference:

a. The Company's latest Annual Report on Form 10-KSB for the year ended March 31, 2003, filed with the Securities and Exchange Commission;

b. The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended March 31, 2003; and

c. All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     The financial statements of FoneFriend, Inc. are incorporated by reference in this prospectus as of and for the year ended March 31, 2003 and have been audited by Henry Schiffer, C.P.A., independent certified public accountant, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

     The Law Offices of Harold H. Martin, P.A. has rendered an opinion on the validity of the securities being registered. Neither Mr. Martin nor The Law Offices of Harold H. Martin, P.A. is an affiliate of FoneFriend, Inc.

ITEM  6.  INDEMNIFICATION  OF  OFFICERS,  DIRECTORS,  EMPLOYEES  AND  AGENTS.

     Under Delaware law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A true and correct copy of Section 145 of Chapter 1 of the Delaware General Corporation Law, that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

     Article V of the Articles of Incorporation of FoneFriend, Inc. provides that the corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     The effect of indemnification may be to limit the rights of FoneFriend, Inc. and its stockholders (through stockholders' derivative suits on behalf of FoneFriend, Inc.) to recover monetary damages and expenses against a director for breach of fiduciary duty.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ItEM  8.  EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit  No.     Title
------------     -----

5.1              Legal opinion of The Law Offices of Harold H. Martin, P.A.

10.1             2004 Non-Qualified Stock Compensation Plan

23.1             Consent of The Law Offices of Harold H. Martin, P.A.

23.2             Consent of Henry Schiffer, C.P.A.

99.1 Section 145 of Chapter 1 of the Delaware General Corporation Law addressing indemnification.


ITEM  9.  UNDERTAKINGS.     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (I) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (II) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

     (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Van Nuys, State of California, on April 6, 2004.


                         FoneFriend,  Inc.
                         (Registrant)

                         /s/  Jackelyn  Giroux
                         ---------------------
                         Jackelyn  Giroux
                         President  &  CEO


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jackelyn Giroux as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                          TITLE                     DATE
         ---------                          -----                     ----

Principal Executive Officer:


/s/  JACKELYN  GIROUX                President, Chief Executive    April 6, 2004
---------------------                Officer and a Director
Jackelyn  Giroux


Principal Financial Officer
and Principal Accounting
Officer:


/s/  EDWARD  N.  JONES               Chief Financial Officer       April 6, 2004
----------------------
Edward  N.  Jones


Additional  Directors:


/s/  GARY  A.  RASMUSSEN             Chairman of the Board,        April 6, 2004
------------------------             Director
Gary  A.  Rasmussen


/s/  DENNIS H. JOHNSTON              Secretary, Director           April 6, 2004
-----------------------
Dennis  H.  Johnston


/s/  VIRGINIA  PERFILI               Director                      April 6, 2004
----------------------
Virginia  Perfili


INDEX  TO  EXHIBITS

Exhibit  No.     Title
------------     -----

5.1              Legal opinion of The Law Offices of Harold H. Martin, P.A.

10.1             2004 Non-Qualified Stock Compensation Plan

23.1             Consent of The Law Offices of Harold H. Martin, P.A.

23.2             Consent of Henry Schiffer, C.P.A.

99.1 Section 145 of Chapter 1 of the Delaware General Corporation Law addressing indemnification.